Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Third Quarter 2018 Results

•	Third quarter revenue of $423.2 million

•	GAAP and adjusted EPS for the quarter of $0.08 and $0.44, respectively

•	Oil and Gas volumes up 10 percent sequentially

•	Strong operating cash flow in the quarter of $94.7 million

•	Record financial performance in the quarter for the Industrial business

Katy, Texas, October 23, 2018 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $6.3 million or $0.08 per basic and diluted share for the third quarter ended September 30, 2018, compared with net income of $41.3 million or $0.51 per basic and $0.50 per diluted share for the third quarter of 2017. The third quarter results were negatively impacted by $8.3 million or $0.08 per share in M&A related expenses, including $7.0 million of purchase accounting related to the acquisition of EP Minerals, $25.0 million or $0.25 per share in costs related to plant startup and expansion expenses, $1.9 million or $0.02 per share in business optimization projects and $1.5 million or $0.01 per share in other adjustments, resulting in adjusted EPS for the third quarter of $0.44 per basic and diluted share.
“I am proud that our team overcame headwinds in our Oil & Gas sand business to deliver one of the best quarters in company history. We again demonstrated the strength of our customer relationships, offerings and diversified business model,” said Bryan Shinn, president and chief executive officer.
“Our Industrial and Specialty Products segment had another record-breaking quarter, setting highs for revenue, contribution margin and contribution margin per ton. These impressive results were driven by a full quarter of earnings from our recent acquisition, EP Minerals, several recent price increases and favorable product mix. I’m very excited about our prospects in ISP. We have a robust new business pipeline with more than 100 projects in the queue. These products should add substantial value to our business in the next few years.
“In Oil and Gas sand, we grew volumes 10% sequentially and continued to ramp our new Permian basin mining facilities. This achievement was impressive given the slowdown in well completions driven by Permian well offtake capacity issues and E&P 2018 budget exhaustion. While we did experience pricing pressure during the quarter on Northern White sand and spot sales, our contracts held up well.
“Our SandBox unit averaged 82 crews during the quarter, and though we saw lower load volumes from the slowdown in completions activity, this decline was partially offset by higher profitability per load. Sandbox has a strong pipeline of new work with recent contract awards from several operators for multiple crews planned to start in the next two quarters. We also have developed and launched several new innovative solutions to better serve our customers and grow the business.
“I am positive on the outlook for our Oil and Gas businesses in 2019. While we will likely see more white space on our customer’s calendars for the rest of this year, we believe these near-term challenges are transitory. Budgets will reset in 2019, takeaway capacity will be expanded and the record inventory of DUCs will begin to be completed. All of which should provide positive catalysts for sand and logistics demand. Further, we expect to see more higher cost Northern White sand capacity idled in the next few quarters, which will help balance supply and demand and support stable pricing,” concluded Shinn.

Third Quarter 2018 Highlights
Total Company

•	Revenue of $423.2 million for the third quarter of 2018 compared with $427.4 million in the second quarter of 2018, down 1% sequentially and up 23% over the third quarter of 2017.

•	Overall tons sold of 4.804 million for the third quarter of 2018 compared with 4.489 million tons sold in the second quarter of 2018, up 7% sequentially and 18% over the third quarter of 2017.

•	Contribution margin of $138.2 million for the third quarter of 2018 compared with $155.9 million in the second quarter of 2018, down 11% sequentially and up 15% over the third quarter of 2017.

•	Adjusted EBITDA of $105.5 million for the third quarter of 2018 compared with Adjusted EBITDA of $123.6 million in the second quarter of 2018 and $96.7 million in the third quarter of 2017.

Oil and Gas

•	Revenue of $302.5 million for the third quarter of 2018 compared with $324.1 million in the second quarter of 2018, down 7% sequentially and up 6% over the third quarter of 2017.

•	Tons sold of 3.821 million for the third quarter of 2018 compared with 3.465 million tons sold in the second quarter of 2018, up 10% sequentially and 21% over the third quarter of 2017.

•	65% of tons sold were in basin for the third quarter of 2018 compared with the 67% sold in basin in the second quarter of 2018.

•
Segment contribution margin of $89.6 million, or $23.43 per ton, for the third quarter of 2018 compared with $114.6 million in the second quarter of 2018, down 22% sequentially and 7% over the third quarter of 2017.

Industrial and Specialty Products

•	Revenue of $120.7 million for the third quarter of 2018 compared with $103.4 million in the second quarter of 2018, up 17% sequentially and 106% over the third quarter of 2017.

•	Tons sold totaled 0.983 million for the third quarter of 2018 compared with 1.024 million tons sold in the second quarter of 2018, down 4% sequentially and up 6% over the third quarter of 2017.

•
Segment contribution margin of $48.7 million, or $49.54 per ton, for the third quarter of 2018 compared with $41.3 million in the second quarter of 2018, up 18% sequentially and 103% over the third quarter of 2017.

Capital Update
As of September 30, 2018, the Company had $345.6 million in cash and cash equivalents and $95.2 million available under its credit facilities. Total debt as of September 30, 2018 was $1,264.5 million. Capital expenditures in the third quarter totaled $61.6 million and were mainly for engineering, procurement and construction of our growth projects, primarily Crane and Lamesa, equipment to expand our Sandbox operations, and other maintenance and cost improvement capital projects. During the third quarter the company generated $94.7 million in operating cash flow.
Outlook and Guidance
The company anticipates that its capital expenditures for 2018 will be approximately $350 million. We estimate that our annual effective tax rate for 2018 will be 11%.

Conference Call
U.S. Silica will host a conference call for investors today, October 23, 2018 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investor Resources" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13684211. The replay will be available through November 23, 2018.
About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 118-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 1,500 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates over 25 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Frederick, Maryland and Chicago, Illinois.
Forward-looking Statements
Certain statements in this press release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers' businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica's filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Total sales	$423,172	$427,433	$345,023
Total cost of sales (excluding depreciation, depletion and amortization)	322,336	292,845	227,789
Operating expenses:
Selling, general and administrative	37,980	42,232	29,542
Depreciation, depletion and amortization	37,150	36,563	24,673
Asset impairment	—	16,184	—
Total operating expenses	75,130	94,979	54,215
Operating income	25,706	39,609	63,019
Other (expense) income:
Interest expense	(21,999)	(20,214)	(8,347)
Other income (expense), net, including interest income	1,062	1,081	1,308
Total other expense	(20,937)	(19,133)	(7,039)
Income before income taxes	4,769	20,476	55,980
Income tax benefit (expense)	1,547	(2,832)	(14,707)
Net income	$6,316	$17,644	$41,273
Less: Net income (loss) attributable to non-controlling interest	—	—	—
Net income attributable to U.S. Silica Holdings, Inc.	$6,316	$17,644	$41,273

Earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.08	$0.23	$0.51
Diluted	$0.08	$0.22	$0.50
Weighted average shares outstanding:
Basic	77,365	77,784	81,121
Diluted	77,859	78,480	81,783
Dividends declared per share	$0.06	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	September 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$345,583	$384,567
Accounts receivable, net	247,692	212,586
Inventories, net	170,723	92,376
Prepaid expenses and other current assets	18,827	13,715
Income tax deposits	2,804	—
Total current assets	785,629	703,244
Property, plant and mine development, net	1,868,382	1,169,155
Goodwill	414,741	272,079
Intangible assets, net	195,498	150,007
Other assets	24,405	12,798
Total assets	$3,288,655	$2,307,283
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$231,302	$171,041
Current portion of long-term debt	13,479	6,867
Current portion of deferred revenue	40,755	36,128
Income tax payable	—	1,566
Total current liabilities	285,536	215,602
Long-term debt, net	1,251,053	505,075
Deferred revenue	79,095	82,286
Liability for pension and other post-retirement benefits	46,045	52,867
Deferred income taxes, net	169,432	29,856
Other long-term obligations	88,013	25,091
Total liabilities	1,919,174	910,777
Stockholders’ Equity:
Preferred stock	—	—
Common stock	815	812
Additional paid-in capital	1,165,661	1,147,084
Retained earnings	328,624	287,992
Treasury stock, at cost	(120,078)	(25,456)
Accumulated other comprehensive loss	(8,753)	(13,926)
Total U.S. Silica Holdings, Inc. stockholders’ equity	1,366,269	1,396,506
Non-controlling interest	3,212	—
Total stockholders' equity	1,369,481	1,396,506
Total liabilities and stockholders’ equity	$3,288,655	$2,307,283

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Sales:
Oil & Gas Proppants	$302,452	$324,063	$286,369
Industrial & Specialty Products	120,720	103,370	58,654
Total sales	423,172	427,433	345,023
Segment contribution margin:
Oil & Gas Proppants	89,550	114,607	96,087
Industrial & Specialty Products	48,697	41,301	23,978
Total segment contribution margin	138,247	155,908	120,065
Operating activities excluded from segment cost of sales	(37,411)	(21,320)	(2,831)
Selling, general and administrative	(37,980)	(42,232)	(29,542)
Depreciation, depletion and amortization	(37,150)	(36,563)	(24,673)
Asset impairment	—	(16,184)	—
Interest expense	(21,999)	(20,214)	(8,347)
Other income (expense), net, including interest income	1,062	1,081	1,308
Income tax benefit (expense)	1,547	(2,832)	(14,707)
Net Income	$6,316	$17,644	$41,273
Less: Net income (loss) attributable to non-controlling interest	—	—	—
Net income attributable to U.S. Silica Holdings, Inc.	$6,316	$17,644	$41,273
Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Net income attributable to U.S. Silica Holdings, Inc.	$6,316	$17,644	$41,273
Total interest expense, net of interest income	20,899	16,490	6,900
Provision for taxes	(1,547)	2,832	14,707
Total depreciation, depletion and amortization expenses	37,150	36,563	24,673
EBITDA	62,818	73,529	87,553
Non-cash incentive compensation (1)	5,427	6,931	6,567
Post-employment expenses (excluding service costs) (2)	544	554	194
Merger and acquisition related expenses (3)	8,303	17,624	2,387
Plant capacity expansion expenses (4)	24,999	10,721	1
Contract termination expenses (5)	—	—	—
Asset impairment (6)	—	16,184	—
Business optimization projects (7)	1,926	—	—
Other adjustments allowable under our existing credit agreement (8)	1,525	(1,932)	(26)
Adjusted EBITDA	$105,542	$123,611	$96,676

(1)	Reflects equity-based non-cash compensation expense.
(2)
Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance as these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)
Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.

(4)
Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to pursue future plant capacity expansion.

(5)
Reflects contract termination expenses related to strategically exiting a service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.

(6)	The three months ended June 30, 2018 reflects a $16.2 million asset impairment related to the closure of our resin coating facility and associated product portfolio.
(7)
Reflects costs incurred related to business optimizations projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.

(8)
Reflects miscellaneous adjustments permitted under our existing credit agreement. The three months ended September 30, 2018 includes storm damage costs, recruiting fees and relocation costs. The three months ended June 30, 2018 includes a $2.7 million credit as a result of the final settlement of contract termination costs related to the divestiture of assets in the first quarter of 2018. While the gain and costs related to a divestiture of assets are not operational in nature and are not expected to continue for any singular divestiture on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future.

Investor Contacts
Michael Lawson
Vice President of Investor Relations and Corporate Communications
301-682-0304
lawsonm@ussilica.com
Nick Shaver
Investor Relations Manager
281-394-9630
shavern@ussilica.com